Exhibit 99.1

Southern First Reports Results for Third Quarter of 2013

Greenville, South Carolina, October 22, 2013 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced that net income available to the common shareholders for the third quarter of 2013 was $1.2 million, or $0.27 per diluted share, compared to $842 thousand, or $0.19 per diluted share, for the third quarter of 2012.  For the nine months ended September 30, 2013, net income to common shareholders was $3.1 million, or $0.71 per diluted share.  In comparison, net income to common shareholders for the nine months ended September 30, 2012 was $1.8 million, or $0.42 per diluted share.

2013 Third Quarter Operating Highlights

•         Net income to common shareholders increased 46% to $1.2 million during the 3rd quarter of 2013 compared to the prior year

•         Net interest margin for the 3rd quarter of 2013 increased slightly to 3.73%  compared to 3.72% in 2012

•         Loan balances increased 11% to $708.0 million at September 30, 2013 compared to $637.7 million in 2012

•         Core deposits increased 6% to $453.0 million at September 30, 2013 compared to $429.2 million in 2012

•         Total revenue improved 9% to $8.4 million during the 3rd quarter of 2013 compared to $7.7 million in the prior year

•         Nonperforming assets improved to 1.19% at September 30, 2013 compared to 1.43% in 2012

“The third quarter was an exciting quarter in terms of growth and performance for our company. Our loan portfolio grew over $20 million during the quarter, and we recorded the highest level of earnings in our company’s history.  I am proud of the performance of our team and their intense focus on growing client relationships,” stated Art Seaver, the company’s CEO.

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012
Earnings ($ in thousands, except per share data):
Net income	$1,419	1,300	961	1,133	1,226
Net income to common shareholder	1,228	1,109	784	929	842
Earnings per common share, diluted (1)	0.27	0.25	0.18	0.21	0.19
Total revenue, net of gain/loss on investment securities (2)	8,418	8,008	7,760	7,677	7,699
Net interest margin (tax-equivalent)(3)	3.73%	3.70%	3.69%	3.66%	3.72%
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	1.19%	0.82%	1.07%	1.24%	1.43%
Net charge-offs as a percentage of average loans (YTD annualized)	0.38%	0.43%	0.52%	0.71%	0.71%
Allowance for loan losses as a percentage of total loans	1.39%	1.39%	1.41%	1.41%	1.45%
Allowance for loan losses as a percentage of nonperforming loans	115.54%	172.48%	148.49%	111.32%	100.49%
Capital Ratios (4):
Total risk-based capital ratio	12.47%	12.56%	12.76%	12.88%	12.97%
Tier 1 risk-based capital ratio	11.22%	11.31%	11.51%	11.63%	11.72%
Leverage ratio	9.33%	9.33%	9.46%	9.63%	9.76%
Common equity tier 1 ratio (5)	7.18%	7.16%	7.17%	7.25%	7.14%
Other ($ in thousands):
Gross loans	$708,033	687,482	665,244	645,949	637,659
Core deposits	452,970	474,296	460,237	427,936	429,183
Total deposits	607,052	632,072	612,394	576,299	574,439
Total assets	849,890	839,007	821,705	797,998	780,415
Average Balances ($ in thousands):
Loans	$695,524	672,930	657,616	638,198	631,238
Deposits	629,271	614,411	586,904	580,992	561,647
Assets	841,886	829,059	810,197	788,882	767,791
Equity	64,430	64,931	64,683	64,495	63,685
(1) Per share amounts for the 2012 periods have been restated to reflect the 10% stock dividend in 2013.
(2) Total revenue is the sum of net interest income and noninterest income.
(3) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(4) September 30, 2013 ratios are preliminary.
(5) The common equity tier 1 ratio is calculated as the sum of tier 1 capital less preferred stock divided by risk-weighted assets.

Operating Results

Net interest margin for the third quarter of 2013 was 3.73%, compared to 3.70% for the prior quarter, and 3.72% for the third quarter of 2012.   The primary driver of the increased net interest margin is the $70.4 million growth in loan balances during the past twelve months, combined with the 34 basis point decrease in the cost of our interest bearing liabilities.

During the third quarter of 2013, the company recorded total credit costs of $799 thousand compared to $1.4 million during the third quarter of 2012.  The $799 thousand in credit costs during the third quarter of 2013 related primarily to the provision for loan losses, combined with expenses of $24 thousand related to the sale and management of other real estate owned.  In addition, loan charge-offs for the third quarter were $530 thousand, or 0.30% of average loans on an annual basis, and related primarily to two commercial loans.  Comparatively, the company recorded a loan loss provision of $1.1 million and expenses related to the sale and management of real estate owned of $267 thousand during the third quarter of 2012.  For the nine months ended September 30, 2013, total credit costs were $2.7 million, consisting of a $2.7 million provision for loan losses and expenses of $30 thousand from the sale and management of other real estate owned.  Total credit costs were $4.3 million during the nine months ended September 30, 2012, which consisted of a $3.6 million provision for loan losses and $720 thousand of net loss from the sale and management of other real estate owned.  The company’s allowance for loan losses was $9.8 million, or 1.39% of loans, at September 30, 2013 which provides approximately 116% coverage of nonaccrual loans, compared to $9.3 million, or 1.45% of loans, at September 30, 2012.

Noninterest income was $1.1 million and $1.3 million for the three months ended September 30, 2013 and 2012, respectively.  For the nine months ended September 30, 2013 and 2012, noninterest income was $2.8 million and $2.9 million, respectively.  The decrease in noninterest income during the three and nine month periods ended September 30, 2013 relates primarily to a $295,000 gain on sale of investment securities recognized during the third quarter of 2012, partially offset by increases in loan fee income and service fees on deposit accounts during 2013.  A significant portion of our loan fee income relates to income derived from mortgage originations which was $357 thousand and $816 thousand for the three and nine months ended September 30, 2013, respectively.  Comparatively, mortgage origination income was $328 thousand and $667 thousand for the three and nine months ended September 30, 2012, respectively.

Noninterest expense was $5.5 million and $5.0 million for the three months ended September 30, 2013 and 2012, respectively, and $16.0 million and $14.5 million for the nine months ended September 30, 2013 and 2012, respectively.  The increase in noninterest expense during the 2013 periods relates primarily to increases in salaries and benefits, occupancy, and data processing and related costs, partially offset by decreases in costs associated with real estate owned and insurance expenses.  Noninterest expenses for the first nine months of 2013 include costs associated with our two new retail offices which were opened in December 2012.

Nonperforming assets decreased to $10.1 million, or 1.19% of total assets, as of September 30, 2013.  Comparatively, nonperforming assets were $11.2 million, or 1.43% of total assets, at September 30, 2012.  Of the $10.1 million in total nonperforming assets as of September 30, 2013, nonperforming loans represent $8.5 million and other real estate owned represents $1.6 million.  Comparatively, of the $11.2 million in total nonperforming assets at September 30, 2012, nonperforming loans represented $9.2 million and other real estate owned represented $2.0 million.  Classified assets improved to 31% of tier 1 capital plus the allowance for loan losses at September 30, 2013, compared to 40% at September 30, 2012.

Gross loans were $708.0 million as of September 30, 2013 compared to $646.0 million at December 31, 2012 and $637.7 million at September 30, 2012.  Core deposits, which exclude out-of-market deposits and time deposits of $100,000 or more, increased to $453.0 million at September 30, 2013 compared to $427.9 million at December 31, 2012 and $429.2 million as of September 30, 2012.

Shareholders’ equity totaled $64.8 million as of September 30, 2013, compared to $64.1 million at December 31, 2012 and $63.3 million at September 30, 2012. During the first nine months of 2013, the Company redeemed a total of $1.0 million of its outstanding preferred stock from three of its preferred shareholders.  As of September 30, 2013, the Company’s capital ratios continue to exceed the regulatory requirements for a “well capitalized” institution.

Financial Highlights - Unaudited

	Quarter Ended		3rd Qtr	Nine Months Ended		YTD
	September 30		2013-2012	September 30		2013 - 2012
(in thousands, except earnings per share)	2013	2012	% Change	2013	2012	% Change
Earnings Summary
Interest income	$9,100	8,790	3.5%	26,754	25,880	3.4%
Interest expense	1,737	2,082	(16.6)%	5,383	6,665	(19.2)%
Net interest income	7,363	6,708	9.8%	21,371	19,215	11.2%
Provision for loan losses	775	1,125	(34.0)%	2,650	3,600	(26.4)%
Noninterest income	1,055	1,286	(18.0)%	2,815	2,865	(1.7)%
Noninterest expense	5,510	5,025	9.7%	16,040	14,459	10.9%
Income before provision for income taxes	2,133	1,844	15.7%	5,496	4,021	36.7%
Income tax expense	714	618	15.5%	1,815	1,292	40.5%
Net income	1,419	1,226	15.7%	3,681	2,729	34.9%
Preferred stock dividends	191	204	(6.4)%	580	636	(8.8)%
Discount accretion	-	180	n/m	-	360	n/m
Redemption of preferred stock	-	-	n/m	20	96	n/m
Net income available to common shareholders	$1,228	842	45.8%	3,121	1,829	70.6%

Basic weighted average common shares (6)	4,272	4,230	1.0%	4,268	4,226	1.0%
Diluted weighted average common shares (6)	4,490	4,350	3.2%	4,428	4,352	1.7%

Earnings per common share - Basic (6)	$0.29	0.20	45.0%	0.73	0.43	69.8%
Earnings per common share - Diluted (6)	0.27	0.19	42.1%	0.71	0.42	69.0%

	Quarter Ended		3rd Qtr	Quarter Ended
	September 30		2013-2012	June 30	March 31	December 31
	2013	2012	% Change	2013	2013	2012
Balance Sheet Highlights
Assets	$849,890	780,415	8.9%	839,007	821,705	797,998
Investment securities	77,636	71,891	8.0%	75,599	82,708	86,016
Loans	708,033	637,659	11.0%	687,482	665,244	645,949
Allowance for loan losses	9,816	9,254	6.1%	9,561	9,367	9,091
Other real estate owned	1,579	1,976	(20.1)%	1,310	2,522	1,719
Noninterest bearing deposits	94,588	87,403	8.2%	94,079	86,377	80,880
Interest bearing deposits	512,464	487,036	5.2%	537,993	526,017	495,419
Total deposits	607,052	574,439	5.7%	632,072	612,394	576,299
Other borrowings	157,655	124,100	27.0%	124,100	124,100	137,290
Junior subordinated debentures	13,403	13,403	-	13,403	13,403	13,403
Preferred stock	15,299	16,299	(6.1)%	15,299	15,799	16,299
Total shareholders’ equity	64,776	63,287	2.4%	63,562	64,426	64,125
Common Stock
Book value per common share (6)	$11.47	11.08	3.5%	11.30	11.39	11.26
Stock price (6):
High	13.63	8.65	57.6%	11.35	11.26	9.00
Low	10.80	7.32	47.5%	10.28	8.41	7.96
Period end	13.20	8.15	62.0%	10.99	10.45	8.45
Common shares outstanding (6)	4,313	4,240	1.7%	4,269	4,268	4,247
Other
Return on average assets (7)	0.67%	0.64%	4.7%	0.63%	0.48%	0.57%
Return on average equity (7)	8.74%	7.66%	14.1%	8.03%	6.03%	6.99%
Loans to deposits	116.63%	111.01%	5.1%	108.77%	108.63%	112.09%
Efficiency ratio (8)	65.16%	61.80%	5.4%	66.37%	67.14%	62.98%
Team members	138	121	14.0%	134	131	125
(6) Shares and per share amounts for the 2012 period have been restated to reflect the 10% stock dividend in 2013.
(7 Annualized based on quarterly net income.
(8) Noninterest expense divided by the sum of net interest income and noninterest income, excluding real estate activity and gain on sale of investments.

Asset quality measures - Unaudited

	Quarter Ended		3rd Qtr	Quarter Ended
	September 30		2013-2012	June 30	March 31	December 31
(dollars in thousands)	2013	2012	% Change	2013	2013	2012
Nonperforming Assets
Commercial
Owner occupied RE	$276	588	(53.1)%	292	294	155
Non-owner occupied RE	424	1,350	(68.6)%	568	1,215	1,255
Construction	938	1,005	(6.7)%	938	1,006	1,006
Commercial business	859	372	130.9%	490	202	202
Consumer
Real estate	188	122	54.1%	171	116	119
Home equity	274	365	(24.9)%	491	575	577
Construction	-	-	-	-	-	-
Other	4	-	n/m	-	-	44
Nonaccruing troubled debt restructurings	5,533	5,407	2.3%	2,594	2,900	4,809
Total nonaccrual loans	8,496	9,209	(7.7)%	5,544	6,308	8,167
Other real estate owned	1,579	1,976	(20.1)%	1,310	2,522	1,719
Total nonperforming assets	$10,075	11,185	(9.9)%	6,854	8,830	9,886
Nonperforming assets as a percentage of:
Total assets	1.19%	1.43%	(16.8)%	0.82%	1.07%	1.24%
Total loans	1.42%	1.75%	(18.9)%	1.00%	1.33%	1.53%
Accruing troubled debt restructurings	$6,953	8,591	(19.1)%	9,833	8,997	9,421

	Quarter Ended		3rd Qtr	Nine Months Ended		YTD
	September 30		2013-2012	September 30		2013 – 2012
	2013	2012	Change	2013	2012	% Change
Allowance for Loan Losses
Balance, beginning of period	$9,561	9,131	4.7%	9,091	8,925	1.9%
Loans charged-off	(530)	(1,004)	(47.2)%	(2,034)	(3,291)	(38.2)%
Recoveries of loans previously charged-off	10	2	400.0%	109	20	445.0%
Net loans charged-off	(520)	(1,002)	(48.1)%	(1,925)	(3,271)	(41.1)%
Provision for loan losses	775	1,125	(31.1)%	2,650	3,600	(26.4)%
Balance, end of period	$9,816	9,254	6.1%	9,816	9,254	6.1%
Allowance for loan losses to gross loans	1.39%	1.45%	(4.1)%	1.39%	1.45%	(4.1)%
Allowance for loan losses to nonaccrual loans	115.54%	100.49%	15.0%	115.54%	100.49%	15.0%
Net charge-offs to average loans (annualized)	0.30%	0.63%	(52.4)%	0.38%	0.71%	(46.5)%

AVERAGE YIELD/RATE - Unaudited
	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012
	Yield/Rate(9)
Interest-earning assets
Federal funds sold	0.26%	0.25%	0.24%	0.27%	0.23%
Investment securities, taxable	2.18%	1.95%	2.06%	2.33%	2.19%
Investment securities, nontaxable	4.25%	4.10%	4.07%	4.19%	4.76%
Loans	4.93%	5.04%	5.10%	5.18%	5.26%
Total interest-earning assets	4.60%	4.61%	4.68%	4.75%	4.86%
Interest-bearing liabilities
NOW accounts	0.22%	0.26%	0.31%	0.45%	0.55%
Savings & money market	0.34%	0.33%	0.28%	0.37%	0.37%
Time deposits	0.81%	0.91%	1.09%	1.15%	1.19%
Total interest-bearing deposits	0.50%	0.55%	0.65%	0.76%	0.79%
Note payable and other borrowings	3.03%	2.99%	2.85%	3.23%	3.35%
Junior subordinated debentures	2.43%	2.60%	2.60%	2.64%	2.79%
Total interest-bearing liabilities	1.02%	1.07%	1.16%	1.29%	1.36%
Net interest spread	3.58%	3.54%	3.52%	3.46%	3.50%
Net interest income (tax equivalent) / margin	3.73%	3.70%	3.69%	3.66%	3.72%
(9) Annualized for the respective three month period.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of Southern First Bank, the 8th largest bank headquartered in South Carolina.  Since 1999 Southern First Bancshares has been providing financial services and now operates in eight locations in the Greenville, Columbia, and Charleston markets of South Carolina.  Southern First Bancshares has assets of approximately $850 million and its common stock is traded in the NASDAQ Global Market under the symbol SFST.  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

FINANCIAL CONTACT: MIKE DOWLING  864-679-9070

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com